Exhibit 5.1

Hunter Taubman Weiss LLP
17 State Street, Suite 2000
New York, New York 10004
(212) 732-7184   Fax: (212) 202-6380
E-mail: ltaubman@htwlaw.com

October 15, 2012

KEYUAN PETROCHEMICALSKEYUAN PETROCHEMICALS, INC.
15 Xinghua Road
Qingdao, Shandong Province
P.R. China 266401

Ladies and Gentlemen:

We have acted as counsel to KEYUAN PETROCHEMICALS, INC. a Nevada company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of this Post Effective Amendment No. 4 to Registration Statement on Form S-1 (the “Registration Statement”), relating to the proposed sale by the selling shareholders listed therein (the “Selling shareholders”) of 14,449,640 shares of the Company’s common stock,  (the “Common Stock”), among which, 4,720,182 shares of Common Stock are currently issued and outstanding  ( the “Outstanding Common Stock”) and 9,729,458 shares of Common Stock are issuable upon conversion of outstanding preferred stock (the "Preferred Stock") or exercise of outstanding warrants (the "Warrants") pursuant to the respective terms thereof (the “Issuable Common Stock”).

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that: (i) the 4,720,182 shares of Outstanding Common Stock offered by the Selling shareholders are legally issued, fully paid and non-assessable; and (ii) the 9,729,458 shares of Issuable Common Stock to be offered by the Selling shareholders, once issued and delivered against payment therefor in accordance with the provisions of the Warrants or when issued upon conversion of the Preferred Stock in accordance with the Certificate of Designation of the Relative Rights and Preferences of such stock, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Nevada corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” included in the Prospectus forming a part of the Registration Statement.

Sincerely,

Hunter Taubman Weiss LLP

By: /s/ Louis E. Taubman
Louis E. Taubman, Partner